       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 8, 2003

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE TO-I
                                 AMENDMENT NO. 1
            Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
                     of the Securities Exchange Act of 1934

                             MACROVISION CORPORATION
          (Name of Subject Company--Issuer and Filing Person--Offeror)

                        OPTIONS TO PURCHASE COMMON STOCK,
                           PAR VALUE $0.001 PER SHARE
                         (Title of Class of Securities)

                                  55590 4 10 1
                      (CUSIP Number of Class of Securities)

                               WILLIAM A. KREPICK
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             MACROVISION CORPORATION
                              2830 DE LA CRUZ BLVD.
                          SANTA CLARA, CALIFORNIA 95050
                            TELEPHONE: (408) 743-8600
       (Name, address and telephone number of person authorized to receive notices and communications on behalf of Filing Person)

                            CALCULATION OF FILING FEE
   TRANSACTION VALUATION*                               AMOUNT OF FILING FEE**
--------------------------------------------------------------------------------
       $12,824,362.18                                         $1,037.49

* Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 1,560,673 shares of common stock of Macrovision Corporation, par value $0.001 per share, having an aggregate value of $12,824,362.18 will be exchanged pursuant to this offer. The aggregate value is calculated based upon the Black-Scholes option pricing model as of August 18, 2003.

** $80.90 per $1,000,000 of the aggregate offering amount (or .00008090 of the aggregate transaction valuation), pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended by Fee Advisory #11 for Fiscal Year 2003, effective February 21, 2003.

/ / Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      AMOUNT PREVIOUSLY PAID: Not applicable.     FILING PARTY: Not applicable.
      FORM OR REGISTRATION NO.: Not applicable.   DATE FILED: Not applicable.

/ / Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

    Check the appropriate boxes below to designate any transactions to which the statement relates:

         / / Third-party tender offer subject to Rule 14d-1. /X/ Issuer tender offer subject to Rule 13e-4.
         / / Going-private transaction subject to Rule 13e-3. / / Amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: / /



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CUSIP NO. 55590 4 10 1

                                   SCHEDULE TO
                                (AMENDMENT NO. 1)

                             INTRODUCTORY STATEMENT

     This Amendment No. 1 to Schedule TO amends and supplements the Tender Offer Statement on Schedule TO initially filed by Macrovision Corporation (the "Company") with the Securities and Exchange Commission on August 20, 2003, in connection with our offer to exchange all eligible options currently outstanding under the Company's stock option plans to purchase shares of the Company's common stock, par value $0.001 per share ("Common Stock") held by eligible optionholders for replacement options to purchase shares of Common Stock to be granted under the Company's stock option plans, upon the terms and subject to the conditions set forth in the Offer to Exchange, dated August 20, 2003.

CUSIP NO. 55590 4 10 1

ITEM 12.  EXHIBITS.

EXHIBIT NUMBER                            DESCRIPTION
--------------------------------------------------------------------------------
99.(a)(1)(A)*     Offer to Exchange Outstanding Options to Purchase Common
                  Stock, dated August 20, 2003.
99.(a)(1)(B)*     Summary of Terms of Offer to Exchange Outstanding Options to
                  Purchase Common Stock.
99.(a)(1)(C)*     Form of Electronic Transmittal Letter.
99.(a)(1)(D)*     Form of Stock Option Exchange Election Form.
99.(a)(1)(E)*     Form of Electronic Reminder Notice.
99.(a)(1)(F)*     Form of Electronic Confirmation Notice.
99.(a)(1)(G)*     Form of Slide Presentation to Employees.
99.(a)(1)(H)*     Form of Confirmation of Cancellation of Eligible Options and
                  Promise to Grant New Options.
99.(a)(1)(I)**    Communications to Employees from William A. Krepick, President and Chief Executive Officer, dated April 25, 2003.
99.(a)(1)(J)**    Employee Frequently Asked Questions Document.
99.(a)(1)(K)**    Macrovision Corporation's Definitive Proxy Statement on
                  Schedule 14A, filed with the Securities and Exchange
                  Commission on April 25, 2003, and incorporated herein by
                  reference.
99.(a)(1)(L)      Macrovision Corporation's Annual Report on Form 10-K for its
                  fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission on March 31, 2003, and incorporated herein by reference.
99.(a)(1)(M)      Macrovision Corporation's Quarterly Report on Form 10-Q for
                  its fiscal quarter ended March 31, 2003, filed with the
                  Securities and Exchange Commission on May 9, 2003, and
                  incorporated herein by reference.
99.(a)(1)(N)      Macrovision Corporation's Quarterly Report on Form 10-Q for
                  its fiscal quarter ended June 30, 2003, filed with the
                  Securities and Exchange Commission on August 12, 2003, and
                  incorporated herein by reference.
99.(a)(1)(O)      Supplement Amending the Offer to Exchange.
99.(a)(1)(P)      Form of Electronic Notice to Employees of the Supplement
                  Amending the Offer to Exchange. 99.(b) Not applicable.
                  99.(d)(1) Macrovision Corporation's 2000 Equity Incentive
                  Plan, as amended (filed as Annex C to the
                  Company's Definitive Proxy Statement on Schedule 14A, filed on
                  April 25, 2003, and incorporated herein by reference).
99.(d)(2)         Macrovision Corporation's 1996 Equity Incentive Plan, as
                  amended (filed as Exhibit 10.02 to the Company's Registration
                  Statement on Form SB-2, declared effective on March 12, 1997, and incorporated herein by reference).
99.(d)(3)         Macrovision Corporation's 1996 Directors Stock Option Plan
                  (filed as Annex B to the Company's Definitive Proxy Statement on Schedule 14A, filed on April 25, 2003, and incorporated herein by reference).
99.(d)(4)         Macrovision Corporation's 1996 Employee Stock Purchase Plan
                  (filed as Annex A to the Company's Definitive Proxy Statement on Schedule 14A, filed on April 25, 2003, and incorporated herein by reference).
99.(g)            Not applicable. 99.(h) Not applicable.

* Previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on August 20, 2003.
** Previously filed as Preliminary Communications on Schedule TO, filed with the Securities and Exchange Commission on April 25, 2003, and incorporated herein by reference.

CUSIP NO. 55590 4 10 1

                                   SCHEDULE TO
                                    SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated: September 8, 2003

                                        MACROVISION CORPORATION

                                        By: /s/ William A. Krepick
                                        ----------------------------------------
                                        Name: William A. Krepick
                                        Title: President and Chief Executive
                                        Officer

CUSIP NO. 55590 4 10 1

                                INDEX OF EXHIBITS

EXHIBIT NUMBER                               DESCRIPTION
--------------------------------------------------------------------------------
99.(a)(1)(A)*     Offer to Exchange Outstanding Options to Purchase Common
                  Stock, dated August 20, 2003.
99.(a)(1)(B)*     Summary of Terms of Offer to Exchange Outstanding Options to
                  Purchase Common Stock.
99.(a)(1)(C)*     Form of Electronic Transmittal Letter.
99.(a)(1)(D)*     Form of Stock Option Exchange Election Form.
99.(a)(1)(E)*     Form of Electronic Reminder Notice.
99.(a)(1)(F)*     Form of Electronic Confirmation Notice.
99.(a)(1)(G)*     Form of Slide Presentation to Employees.
99.(a)(1)(H)*     Form of Confirmation of Cancellation of Eligible Options and
                  Promise to Grant New Options.
99.(a)(1)(I)**    Communications to Employees from William A. Krepick, President and Chief Executive Officer,
                  dated April 25, 2003.
99.(a)(1)(J)**    Employee Frequently Asked Questions Document.
99.(a)(1)(K)**    Macrovision Corporation's Definitive Proxy Statement on
                  Schedule 14A, filed with the Securities and Exchange
                  Commission on April 25, 2003, and incorporated herein by
                  reference.
99.(a)(1)(L)      Macrovision Corporation's Annual Report on Form 10-K for its
                  fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission on March 31, 2003, and incorporated herein by reference.
99.(a)(1)(M)      Macrovision Corporation's Quarterly Report on Form 10-Q for
                  its fiscal quarter ended March 31, 2003, filed with the
                  Securities and Exchange Commission on May 9, 2003, and
                  incorporated herein by reference.
99.(a)(1)(N)      Macrovision Corporation's Quarterly Report on Form 10-Q for
                  its fiscal quarter ended June 30, 2003, filed with the
                  Securities and Exchange Commission on August 12, 2003, and
                  incorporated herein by reference.
99.(a)(1)(O)      Supplement Amending the Offer to Exchange.
99.(a)(1)(P)      Form of Electronic Notice to Employees of the Supplement
                  Amending the Offer to Exchange. 99.(b) Not applicable.
                  99.(d)(1) Macrovision Corporation's 2000 Equity Incentive
                  Plan, as amended (filed as Annex C to the
                  Company's Definitive Proxy Statement on Schedule 14A, filed on
                  April 25, 2003, and incorporated herein by reference).
99.(d)(2)         Macrovision Corporation's 1996 Equity Incentive Plan, as
                  amended (filed as Exhibit 10.02 to the Company's Registration
                  Statement on Form SB-2, declared effective on March 12, 1997, and incorporated herein by reference).
99.(d)(3)         Macrovision Corporation's 1996 Directors Stock Option Plan
                  (filed as Annex B to the Company's Definitive Proxy Statement on Schedule 14A, filed on April 25, 2003, and incorporated herein by reference).
99.(d)(4)         Macrovision Corporation's 1996 Employee Stock Purchase Plan
                  (filed as Annex A to the Company's Definitive Proxy Statement on Schedule 14A, filed on April 25, 2003, and incorporated herein by reference).
99.(g)            Not applicable. 99.(h) Not applicable.

* Previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on August 20, 2003.
** Previously filed as Preliminary Communications on Schedule TO, filed with the Securities and Exchange Commission on April 25, 2003, and incorporated herein by reference.